Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ORIX Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-109736) on Form F-3 of ORIX Corporation of our report dated May 7, 2004, with respect to the consolidated balance sheets of ORIX Corporation and its subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2004, and the related financial statement schedule, which report appears in the March 31, 2004 annual report on Form 20-F of ORIX Corporation.

Our report refers to changes: (1) in the method of accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001 and (2) in the accounting for unamortized deferred credits and goodwill resulting from business combinations and equity method investments consummated prior to July 1, 2001.

KPMG AZSA & Co.

Tokyo, Japan

July 12, 2004